UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Diversicare Healthcare Services, Inc.
(Name of Registrant as Specified in Its charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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DIVERSICARE HEALTHCARE SERVICES, INC.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
Dear Fellow Shareholder:
You are cordially invited to attend the 2018 annual meeting of shareholders of Diversicare Healthcare Services, Inc. (the “Company”), to be held at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 on June 7, 2018, at 9:00 a.m. (Central Daylight Time).
The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting. Following the formal business portion of the annual meeting, there will be a report on the operations of the Company and shareholders will be given the opportunity to ask questions. At your earliest convenience, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or mark, sign and return the accompanying proxy card in the enclosed postage pre-paid envelope. We hope you will be able to attend the annual meeting.
Whether or not you plan to attend the annual meeting, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign, date and mail the enclosed proxy card promptly. If you attend the annual meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the annual meeting, you may still revoke such proxy at any time prior to the annual meeting by providing written notice of such revocation to James R. McKnight, Jr., Secretary of the Company. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

Kelly J. Gill
Chief Executive Officer
Brentwood, Tennessee
April 27, 2018

DIVERSICARE HEALTHCARE SERVICES, INC.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Diversicare Healthcare Services, Inc.:

The annual meeting of shareholders of Diversicare Healthcare Services, Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027 on June 7, 2018, at 9:00 a.m. (Central Daylight Time) for the following purposes:

(1)	To elect seven (7) directors, to hold office for a one year term and until their successors have been duly elected and qualified;

(2)	To approve, on an advisory basis, the compensation paid to our named executive officers;

(3)	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2018; and

(4)	To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.
The proxy statement and form of proxy accompanying this notice are being mailed to shareholders on or about May 3, 2018. Only shareholders of record at the close of business on April 25, 2018, are entitled to notice of and to vote at the meeting and any adjournment thereof.
Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.
We hope very much that you will be able to be with us. The Company’s board of directors urges all shareholders of record to exercise their right to vote at the annual meeting of shareholders personally or by proxy. Accordingly, we are sending you the accompanying proxy statement and the enclosed proxy card.
Your representation at the annual meeting of shareholders is important. To ensure your representation, whether or not you plan to attend the annual meeting, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, date, sign and return the enclosed proxy card in the postage-paid envelope provided. Should you desire to revoke your proxy, you may do so at any time before it is voted in the manner provided in the accompanying proxy statement.

By Order of the Board of Directors,

James R. McKnight, Jr., Secretary
Brentwood, Tennessee
April 27, 2018

DIVERSICARE HEALTHCARE SERVICES, INC.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
PROXY STATEMENT
The board of directors of Diversicare Healthcare Services, Inc. (“Diversicare” or the “Company”) is soliciting proxies for this year’s annual meeting of shareholders. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully.
The board has set April 25, 2018, as the record date for the meeting. Shareholders who owned Diversicare common stock on that date are entitled to receive notice of and vote at the meeting. On the record date, there were 6,541,495 shares of Diversicare common stock and no shares of preferred stock outstanding. Holders of the Company’s common stock are entitled to one vote per share owned of record. Cumulative voting is not permitted. The Company has the authority to issue shares of preferred stock in one or more series, although no series of preferred stock are currently outstanding.
This proxy statement and enclosed proxy were initially mailed or delivered to shareholders on or about May 3, 2018. The Company’s Annual Report for the fiscal year ended December 31, 2017, is being concurrently mailed or delivered with this proxy statement to shareholders entitled to vote at the annual meeting. The Annual Report is not to be regarded as proxy soliciting material. In addition, this proxy statement and the Annual Report are available on our website at www.DVCR.com.
Why am I receiving this proxy statement and proxy form?
You are receiving this proxy statement and proxy form because you own shares of Diversicare common stock. This proxy statement describes issues on which you are entitled to vote. If your shares are registered in your name with the Company’s transfer agent, you are considered to be the owner of record of those shares and these proxy materials are being sent to you directly. When you sign the proxy form, you appoint Kelly J. Gill, the Company’s Chief Executive Officer, and James R. McKnight, Jr., the Company’s Secretary, or either of them, as your representative at the meeting. Mr. Gill and Mr. McKnight will vote your shares at the meeting as you have instructed on the proxy form. This way, your shares will be voted even if you cannot attend the meeting.
If your shares are not voted in person or by telephone or on the Internet, they cannot be voted on your behalf unless you provide our Secretary with a signed proxy authorizing another person to vote on your behalf. Even if you expect to attend the meeting in person, in order to ensure that your shares are represented, please vote using the telephone or Internet voting instructions found on the enclosed proxy card or complete, sign and date the enclosed proxy form and return it promptly.
If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or nominee together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the annual meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.
Who is soliciting my proxy and who is paying the cost of the solicitation?
The Company’s board of directors is sending you this proxy statement in connection with its solicitation of proxies for use at the 2018 annual meeting. Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. The Company will pay for the costs of solicitation. Diversicare has decided to engage Georgeson Inc. to assist in the solicitation of proxies on behalf of the board of directors. As of the date of this proxy, we expect to pay Georgeson a customary fee of approximately $7,000 plus expenses for its assistance. We do not expect to pay any other compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of the Company’s common stock.
What am I voting on?
At the annual meeting you will be asked to vote on three proposals. The first proposal is the election of seven directors to serve a one-year term on the Company’s board of directors. The second proposal is an advisory vote on the Company’s compensation paid to our named executive officers. The third proposal is to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2018.

Who is entitled to vote?
Only shareholders who owned Diversicare common stock as of the close of business on the record date, April 25, 2018, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or at any postponement or adjournment of the meeting.
How do I vote?
You may vote your shares either in person at the annual meeting, by telephone, on the Internet or by mail. To vote by mail, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope provided. Instructions for voting on the Internet or by telephone may be found in the Proxy Voting Instructions accompanying the proxy card. If your shares are registered in your own name and you attend the meeting, you may deliver your completed proxy in person. “Street name” shareholders, that is, those shareholders whose shares are held in the name of and through a broker or nominee, who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares if they did not receive one directly. Shares held in street name may also be eligible for Internet or telephone voting in certain circumstances if the owner did not receive a proxy form directly.
Can I change my vote after I return my proxy form?
Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Mr. McKnight either a written notice of revocation or another signed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and inform the Secretary that you wish to revoke or replace your proxy. Your attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by Mr. McKnight at or prior to the annual meeting.
What is the board’s recommendation and how will my shares be voted?
The board recommends a vote FOR proposals 1, 2 and 3. If properly signed and returned in time for the annual meeting, the enclosed proxy will be voted in accordance with the choices specified thereon. If any other matters are properly considered at the meeting, Mr. Gill and Mr. McKnight will vote as recommended by the board of directors on such matters, or if the board does not give a recommendation, Mr. Gill and Mr. McKnight will have discretion to vote as they think best on such matters, in each case to the extent permitted under the Federal Securities Laws. If you return a signed proxy, but do not specify a choice, Mr. Gill and Mr. McKnight, as the persons named as the proxy holder on the proxy form, will vote as recommended by the board of directors. If a broker submits a proxy that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as present and entitled to vote with respect to such matters. Abstentions will be counted as shares that are present for purposes of determining the presence of a quorum and are counted in the tabulations of votes cast on proposals presented to shareholders. Each proposal is tabulated separately.
Will my shares be voted if I do not sign and return my proxy form?
If your shares are registered in your name and you do not return your proxy form or do not vote in person at the annual meeting, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares for you. Brokers normally have discretion to vote on routine matters, such as ratification of auditors, but not on non-routine matters, such as shareholder proposals. Uncontested director elections are no longer considered routine matters and brokers no longer have discretion to vote on any director election.
How many votes are needed to hold the annual meeting?
As of the record date, the Company had a total of 6,541,495 shares of outstanding common stock. A majority of the Company’s outstanding shares as of the record date (a quorum) must be present at the annual meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if: (a) a shareholder is present and votes in person at the meeting; (b) a shareholder has properly submitted a proxy form, even if the shareholder marks abstentions on the proxy form; or (c) a broker or nominee has properly submitted a proxy form, even if the broker does not vote because the beneficial owner of the shares has not given the broker or nominee specific voting instructions and the broker or nominee does not have voting discretion (a “broker non-vote”). A share, once represented for any purpose at the meeting, is deemed present for purposes of determining a quorum for the meeting (unless the meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the meeting.

What vote is required to adopt the proposals to be considered at the meeting?
The nominees for director who receive the highest number of FOR votes cast will be elected. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.
Approval of Proposals 2 and 3 requires the affirmative vote of the holders of at least a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions are shares that are present and entitled to vote, so abstentions have the same effect as a vote against Proposals 2 and 3. Broker non-votes are not considered shares that are entitled to vote and thus will have no effect on the outcome of the vote for these proposals. Proposals 2 and 3 are advisory votes and do not obligate the Company to take any action.
Can I vote on other matters or submit a proposal to be considered at the meeting?
The Company has not received timely notice of any other shareholder proposals to be considered at the annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Shareholders may submit matters for a vote without inclusion in this proxy statement only in accordance with Rule 14a-4(c) or the Company’s bylaws. The Company does not intend to present any other business at the annual meeting and does not know of any other business intended to be presented other than as discussed or referred to in this proxy statement (the date specified in the Company’s bylaws for advance notice of proposals by shareholders has passed). If any other matters properly come before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by the proxy in the manner as the board of directors may recommend, or in their discretion.
It is contemplated that the Company’s 2019 annual meeting of shareholders will take place in June 2019. Shareholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2019 annual meeting pursuant to Rule 14a-8 if such proposals are received by the Company before the close of business on January 2, 2019. In addition, any shareholder submitting a recommendation for a director candidate must submit it to the secretary at the Company’s corporate headquarters on or before January 2, 2019. Any such director recommendation will be reviewed and evaluated as would any recommendation from any other source. Notices of shareholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in Rule 14a-4(c). For shareholders seeking to present a proposal at the 2019 annual meeting without inclusion of such proposal in the Company’s proxy materials, the proposal should be received by the Company no later than March 19, 2019.
Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?
There are no appraisal rights or similar rights of dissenters with respect to the matters to be voted upon.
How do I communicate with directors?
The board has established a process for shareholders to send communications to the board or any of the directors. Shareholders may send communications to the board or any of the directors by sending such communication addressed to the board of directors or any individual director c/o Diversicare Healthcare Services, Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027. All communications will be compiled and submitted to the board or the individual directors on a monthly basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
How much stock do each of the Company’s directors, executive officers, and principal shareholders own?
The Company is authorized to issue 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of April 25, 2018, there were 6,541,495 shares of common stock outstanding and no shares of preferred stock outstanding. The following table shows, as of April 25, 2018, the amount of Diversicare common stock beneficially owned (unless otherwise indicated) by (a) each director and director nominee; (b) each of the Named Executive Officers (as defined in “Executive Compensation,” below); (c) all of the Company’s directors and executive officers as a group; and (d) each shareholder known by the Company to be the beneficial owners of more than 5% of the outstanding shares of Diversicare common stock. Based on information furnished by the owners and except as otherwise noted, the Company believes that the beneficial owners of the shares listed below, have, or share with a spouse, voting and investment power with respect to the shares. The address for all of the persons listed below is 1621 Galleria Boulevard, Brentwood, Tennessee 37027, except as otherwise listed in the table below.

	Common Stock Beneficially Owned
Name	Number (1)	Percent (2)
Chad A. McCurdy (3)	1,279,974	19.6%
Covington Health Group, LLC (4) 1175 Peachtree Street, Suite 1230 Atlanta, GA 30361	650,487	9.9%
Osmium Partners, LLC (5) 300 Drakes Landing Road, Suite 172 Greenbrae, CA 94904	642,903	9.8%
Leslie K. Morgan (6)	562,453	8.6%
Central Funding, LLC (7) 700 Chappell Road Charleston, WV 25304	400,000	6.1%
Altrinsic Global Advisors, LLC(8) 8 Sound Shore Drive Grenwich, CT 06830	373,952	5.7%
Kelly J. Gill (9)	355,918	5.4%
James R. McKnight, Jr.(10)	87,064	1.3%
Leslie D. Campbell (11)	81,323	1.2%
Richard M. Brame (12)	49,456	*
Robert Z. Hensley (13)	46,190	*
William C. O’Neil, Jr. (14)	38,823	*
Robert A. McCabe, Jr. (15)	22,150	*
Ben R. Leedle, Jr. (16)	7,015	*
All directors and executive officers as a group (10 persons) (17)	2,530,366	38.7%

*	less than 1%

(1)Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2) The percentages shown are based on 6,541,495 shares of common stock outstanding plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options or SOSARs held by such holder that are exercisable within 60 days of April 25, 2018.

(3)Mr. McCurdy’s shares include 15,000 shares owned by dependent children and 1,017,600 owned by Marlin Capital Partners, LLC of which Mr. McCurdy is the Managing Partner. Includes 2,000 shares purchasable upon exercise of options and SOSARs, 9,000 shares of restricted stock and 126 dividend equivalent shares accumulated on the restricted stock.

(4)Based solely on Schedule 13D/A filed by Covington Health Group, LLC on April 10, 2014. Includes 215,060 shares owned by John E. McMullan; 123,000 shares owned by John F. McMullan; 30,000 shares owned by Camden Real Estate Company; all of which were included in the April 10, 2014, 13D/A as part of a group.

(5)Based solely on a Schedule 13D filed by Osmium Partners, LLC on September 11, 2017. Includes 356,106 shares owned by Osmium Capital, LP, 172,993 shares owned by Osmium Capital II, LP, and 113,804 shares owned by Osmium Spartan, LP.

(6)Ms. Morgan’s shares include 555,438 owned by a partnership controlled by Ms. Morgan. Includes 5,000 shares purchasable upon exercise of options and SOSARs, 2,000 shares of restricted stock and 15 dividend equivalent shares accumulated on the restricted stock.

(7)Based solely on a Schedule 13G filed by Central Funding, LLC on December 19, 2014.
(8)Based solely on a Schedule 13G filed by Altrinsic Global Advisors, LLC and John Hock on February 14, 2018.
(9)Includes 100,000 shares purchasable upon exercise of options and SOSARs, 50,000 shares of restricted stock and 1,118 divided equivalent shares accumulated on the restricted stock. Ownership does not include 14,030 restricted share units (including dividend equivalents) purchased in March 2017 and 2018 in lieu of cash bonuses. Restricted share units will be converted to shares and delivered in March 2019 and 2020, respectively.

 (10)Includes 25,000 shares of restricted stock and 558 dividend equivalent shares accumulated on the restricted stock. Ownership does not include 8,298 restricted share units (including dividend equivalents) purchased in March 2017 and 2018 in lieu of cash bonuses. Restricted share units will be converted to shares and delivered in March 2019 and 2020, respectively.

(11)Includes 25,000 shares of restricted stock and 558 dividend equivalent shares accumulated on the restricted stock. Ownership does not include 11,239 restricted share units (including dividend equivalents) purchased in March 2017 and 2018 in lieu of cash bonuses. Restricted share units will be converted to shares and delivered in March 2019 and 2020, respectively.

(12)Mr. Brame’s shares include 2,450 shares owned by his spouse. Includes 4,350 shares of restricted stock and 92 dividend equivalent shares accumulated on the restricted stock.
(13)Includes 2,000 shares purchasable upon exercise of options and SOSARs, 4,350 shares of restricted stock and 92 dividend equivalent shares accumulated on the restricted stock.
(14)Includes 2,000 shares purchasable upon exercise of options and SOSARs, 2,000 shares of restricted stock and 75 dividend equivalent shares accumulated on the restricted stock.
(15)Includes 15,000 shares purchasable upon exercise of options and SOSARs, 4,000 shares of restricted stock and 89 dividend equivalent shares accumulated on the restricted stock.
(16)Includes 5,000 shares purchasable upon exercise of options and SOSARs, 2,000 shares of restricted stock and 15 dividend equivalent shares accumulated on the restricted stock.
(17)Includes 131,000 shares purchasable upon exercise of options and SOSARs, 127,700 shares of restricted stock and 2,738 dividend equivalent shares accumulated on the restricted stock.

Equity Compensation Plan Information
The following table provides aggregate information as of December 31, 2017, with respect to shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)(1)
Equity Compensation Plans Approved by Security Holders	211,000	6.64	643,477
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	211,000	6.64	643,477

(1)	Includes 189,828 shares available for issuance under the 2008 Stock Purchase Plan and 453,649 shares available under the 2010 Long-Term Incentive Plan.

PROPOSAL 1
ELECTION OF DIRECTORS
How many directors are nominated?
The Company’s Certificate provides that the number of directors to be elected by the shareholders shall be at least three and not more than 15, as established by the board of directors from time to time. The number of directors is currently set at eight. Mr. William C. O’Neil, Jr., a director of the Company since its inception, has notified the Company that he will not stand for re-election at the 2018 annual meeting and will retire from the board effective immediately after the annual meeting, at which time the number of directors will be reduced to seven.
The declassification of the board of directors was approved at our 2016 annual meeting. This declassification was phased in over a three-year period beginning with the 2016 annual meeting. All directors are now elected each year.
What happens if a nominee refuses or is unable to stand for election?
The board may reduce the number of seats on the board or designate a replacement nominee. If the board designates a replacement nominee, we will file and deliver an amended proxy statement that (1) identifies the replacement nominee, (2) discloses that such nominee has consented to being named in the revised proxy statement and to serve if elected, and (3) includes the information with respect to the replacement nominee that is required to be disclosed by the Securities and Exchange Commission’s proxy solicitation rules of the Exchange Act. Only after such supplemental disclosure will the shares represented by proxy be voted FOR the replacement nominee. The board presently has no knowledge that any nominee will refuse, or be unable, to serve.
Must director nominees attend our annual meeting?
It is the Company’s policy that all of its directors attend the annual meeting, if possible. All of the directors attended the 2017 annual meeting of shareholders. All directors and all nominees are expected to be in attendance at the 2018 meeting.
Who are the board nominees?
Information regarding the nominees is provided below, including name, age, principal occupation during the past five years and the year first elected as a director of the Company. Each director will be elected for a one-year term. Each of the nominees for director is presently a director of the Company.
The following directors have been nominated to continue in office for a new one year term or until the election and qualification of their successors in office:

Information about Director Nominees

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Chad A. McCurdy	50	March 2008
Chairman of the Board of Directors since June 2014; Vice Chairman of the Board of Directors from July 2011 to June 2014; Member of the Board of Directors of the Company since March 2008; Managing Partner of Marlin Capital Partners, LLC from 2004 to present; He operates a stock brokerage business, a private real estate investment company and a non-profit foundation. Mr. McCurdy serves as a commissioner for the planning and zoning board in his home town and he is a graduate of Southern Methodist University, Cox School of Business. The board believes that Mr. McCurdy’s leadership and experience in the financial industry as well as his knowledge of the Company qualify him to continue to serve on the board.

Kelly J. Gill	63	November 2011
Member of the Board of Directors of the Company since November 2011; President and Chief Executive Officer of the Company since November 2011; Chief Operating Officer of the Company from April 2010 to October 2011; President and CEO of Hallmark Rehabilitation GP, LLC and Hospice Care of the West, subsidiaries of Skilled Healthcare Group, Inc. from March 2009 to March 2010; Chief Operating Officer of Outpatient Imaging Affiliates from 2001 to 2008. The board believes that Mr. Gill’s extensive experience in the healthcare industry, his role as the CEO with extensive knowledge of the Company and as the only management board member qualify him to continue to serve on the board.

Richard M. Brame	64	December 2002
Member of the Board of Directors of the Company since December 2002; thirty plus years of experience as owner/operator of skilled nursing centers and a licensed Nursing Home Administrator early in his career; retired CPA; owner of LTC Business Insurance, LLC, a commercial agency specializing in skilled nursing centers, February 2013 to present. In connection with an investment, Mr. Brame also served in an advisory role as President of Regency Health Management, LLC from June 2010 to February 2013 and Secretary-Treasurer of Regency Rehab and Skilled Nursing, LLC from June 2010 to April 2014. The board believes that Mr. Brame’s extensive leadership experience in the healthcare industry and knowledge of the Company derived from his years of service on our board qualify him to continue to serve on the board.

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Robert Z. Hensley	60	July 2005
Member of the Board of Directors of the Company since July 2005; director, Community Healthcare Trust from May 2015 to present; Senior Advisor to Alvarez & Marsal, LLC Transaction Advisory Group from June 2008 to present; director, four privately held companies from 2010 to present; managing member and principal owner of two real estate and rental property development companies from 2001 to present. Served as director of Capella Healthcare Inc. from 2009 to 2015, Greenway Medical Technologies from 2011 to 2013, Comsys IT Partners, Inc. and Spheris, Inc. from 2006 to 2010 and HealthSpring, Inc. from 2006 to 2012; Mr. Hensley holds a Master of Accountancy degree, a BS in Accounting and is a Certified Public Accountant. The board believes that Mr. Hensley’s extensive experience in healthcare and public accounting, as well as his knowledge of the Company derived from his years of service on our board qualify him to continue to serve on the board.

Ben R. Leedle Jr.	57	March 2018
Member of the Board of Directors of the Company since March 2, 2018; currently the CEO of Blue Zones, LLC, a health innovation company dedicated to creating healthy communities across the United States. Mr. Leedle served as CEO of Healthways, Inc. (now Tivity Health, Inc.) from September 2003 until May 2015. He is also engaged as strategic advisor, director, and investor for several companies including BeHealth Solutions, a digital therapeutics company, Equality Health, a health plan for disparate populations, and Health Velocity Capital, a health technology and services innovation partner to entrepreneurs and investors. The board believes that Mr. Leedle’s leadership experience, as well as his business and health care industry experience qualify him to serve on the board.

Robert A. McCabe, Jr.	67	October 2015
Member of the Board of Directors of the Company since October 2015; chairman of Pinnacle Financial Partners in Nashville, Tennessee from February 2000 to present; director and past chairman of Nashville Electric Service, a municipal electric distribution company, from 2009 to present; director of National Health Investors, Inc. from 2001 to present; director of SSC Services from 2000 to 2010; member of the World President’s Organization and Chief Executives Organization. Mr. McCabe is also the past chairman of the Middle Tennessee Boy Scout Council, the Nashville Symphony and the Nashville Downtown Partnership and past chairman of the Board of Trustees of the Ensworth School and Cheekwood Botanical Gardens and Museum of Art. Mr. McCabe received his MBA from the University of Tennessee and completed the Advanced Management Program of Harvard Business School. The board believes that Mr. McCabe’s extensive leadership experience, his understanding of finance, accounting and the banking industry, as well as his independence from the Company qualify him to serve on the board.

Name of Director	Age	Director Since	Principal Occupation Last Five Years

Leslie K. Morgan	41	March 2018
Member of the Board of Directors of the Company since March 2, 2018; Ms. Morgan is a private investor and has been the managing partner of the Olson Family Partnership from 2017 to present. Ms. Morgan is a co-founder of CareAssist, a licensed personal support services agency that provides non-medical home care from 2008 to present. Ms. Morgan earned her B.S. from the University of Tennessee at Chattanooga in 2002. The board believes that Ms. Morgan’s leadership and business experience qualify her to serve on the board.

Is the board independent?
The board of directors has determined that all of the non-management directors of the Company are independent as NASDAQ defines independence under NASDAQ Rule 5605(a)(2). This includes Directors Brame, Hensley, Leedle, McCabe, McCurdy and Morgan. The Company’s non-management directors meet in executive sessions, without management present, on a regular basis.
What is our board structure?
The board does not have a policy regarding the separation of the roles of chief executive officer and chairman of the board as the board believes it is in the best interests of the Company to make that determination based on the current membership of the board and position of the Company. The board has determined that having an independent director serve as chairman is in the best interest of the Company’s shareholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing board priorities and procedures. Further, this structure permits the chief executive officer to focus on the management of the Company’s day-to-day operations.
How does the board manage the Company’s risks?
Management of risk is the direct responsibility of the Company’s CEO and the senior leadership team. The board of directors oversees and reviews certain aspects of the Company’s risk management efforts. Our full board regularly engages in discussions of risk management and receives reports on risk management from members of management. The Company has established a risk management committee of the board (described in more detail below) which leads the board in the identification and evaluation of professional liability and other risks inherent in the business of the Company and the control processes with respect to such risks. In addition, each of the independent committees leads the board in its role of risk oversight with respect to such committee’s area of responsibility. Thus, the audit committee leads the risk management oversight with respect to the Company’s financial statements and the adequacy of our risk-related internal controls, the compensation committee with respect to the Company’s compensation policies and the governance and nominating committee with respect to corporate governance. The chairman of the board provides additional risk oversight with respect to the Company as a whole. Each committee regularly reports to the board. We believe this structure provides effective oversight of the risk management function.
What committees has the board established?
The board of directors has established an audit committee, a compensation committee, a governance and nominating committee and a risk management committee.
Governance and Nominating Committee. The governance and nominating committee’s purpose is to (1) identify individuals qualified to serve on the board and to recommend that the board select director nominees to be considered for election at the Company’s next annual meeting of shareholders, (2) identify members of the board to serve on each board committee, (3) develop and revise as appropriate corporate governance guidelines applicable to the Company and (4) oversee the evaluation by the board of itself and its committees. The Company’s corporate governance guidelines and governance and nominating committee charter are posted on the Company’s website at www.DVCR.com.
The governance and nominating committee believes that any nominee that it recommends for a position on the Company’s board of directors must possess high standards of personal and professional integrity, and have demonstrated business judgment and such other characteristics as it deems appropriate to demonstrate that he or she would be effective, in conjunction with the other directors and nominees for director, in serving the best interests of the Company’s shareholders. While the Company does not have a specific diversity requirement, the governance and nominating committee’s assessment of existing directors and new director nominees includes issues of diversity, age, contribution to the meetings, the ability to work with other directors and skills such as understanding of long-term health care, healthcare background, and the perceived needs of the board at that point in time. The governance and nominating committee may solicit recommendations for director nominees from other directors, the Company’s executive officers or any other source that it deems appropriate. To evaluate any potential nominee, the governance and nominating committee will review and evaluate the qualifications of any proposed director candidate and conduct inquiries into his or her background to the extent that it deems appropriate under the circumstances.
The governance and nominating committee will review and evaluate the qualifications of any director candidates who have been recommended by shareholders of the Company in compliance with the policies described above. Any shareholder submitting a recommendation for a director candidate must submit it to the secretary at the Company’s corporate headquarters no later than the 120th calendar day before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. The secretary of the Company will forward all recommendations to the governance and nominating committee. The shareholder’s recommendation must include information about the shareholder making the recommendation and about the proposed director candidate. All proposed director candidates will be evaluated in the same manner, regardless of the source of the initial recommendation.
The 2017 governance and nominating committee is composed of Mr. McCabe as chairman, Mr. O’Neil and Mr. Hensley. The board believes that each member of the governance and nominating committee is independent under the NASDAQ rules. During 2017, the governance and nominating committee held two meetings.

Audit Committee. The Company has a separately designated standing audit committee that is established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee supervises matters relating to the audit function, reviews the Company’s quarterly reports, and reviews and approves the annual report of the Company’s independent registered public accounting firm. The audit committee also has oversight with respect to the Company’s financial reporting, including the annual and other reports filed with the Securities and Exchange Commission and the annual report to the shareholders. The 2017 audit committee is composed of Mr. Hensley as chairman, Mr. Brame, Mr. McCabe, Mr. McCurdy and Mr. O’Neil. The board of directors, in its business judgment, has determined that all members of the audit committee are independent directors, qualified to serve on the audit committee pursuant to Rule 5605(a)(2) under NASDAQ’s Rule 5605(c)(2)(A) regarding heightened independence standards for audit committee members. The board has determined that Mr. Hensley qualifies as an “audit committee financial expert” as described in Regulation S-K Item 407(d). There were four meetings of the audit committee during 2017. The audit committee has adopted a written charter, a copy of which is posted on our web site at www.DVCR.com.
Compensation Committee. The 2017 compensation committee is composed of Mr. O'Neil as chairman, Mr. Brame, Mr. McCabe and Mr. McCurdy. The board believes that each member of the compensation committee is independent under the NASDAQ rules. Responsibilities of this committee include approval of remuneration arrangements for executive officers of the Company, review of compensation plans relating to executive officers, including benefits under the Company’s compensation plans, and general review of the Company’s employee compensation policies. At the committee’s discretion, the approval of stock option awards to employees, other than to the Company’s executive officers, may be delegated to the Company’s executive officers. The compensation committee has adopted a written charter, a copy of which is posted on our website at www.DVCR.com. During 2017, the compensation committee held three meetings, one of which was telephonic.
Risk Management Committee. The 2017 risk management committee is composed of Mr. Brame as chairman, Mr. Hensley and Mr. McCurdy. The board believes that each member of the risk management committee is independent under the NASDAQ rules. Responsibilities of this committee are to (1) assess and provide oversight to management relating to the identification and evaluation of professional liability and other risks inherent in the business of the Company and the control processes with respect to such risks; (2) oversee the risk management, compliance and control activities with respect to professional liability claims of the Company; (3) oversee the integrity of the Company’s systems of operation controls regarding professional liability risks and (4) assess and provide oversight and approval to management with respect to settlement of material professional liability claims. The risk management committee has adopted a written charter, a copy of which is posted on our website at www.DVCR.com. During 2017, the risk management committee held five meetings.
How often did the board of directors meet during 2017?
During 2017, the board of directors held nine meetings, four of which were telephonic. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees on which the individual director served.

How are directors compensated?
In July 2015, the Governance and Nominating Committee recommended and the full board approved a revised director compensation plan. Under the revised director compensation, directors who are not officers, employees or consultants of the Company (During 2017, directors Brame, Hensley, McCurdy, McCabe, O’Neil and Olson) receive a director’s fee of $40,000 annually, $2,500 per board meeting attended, and $2,000 for each planned committee meeting. The audit committee has four planned meetings each year, and the governance and nominating committee and the compensation committee each have two planned meetings during the year. Board and committee chair annual retainers consist of $45,000 for the board chair, $17,500 for the audit chair, $15,000 for the risk management chair, $12,500 for the compensation chair and $10,000 for the governance and nominating chair, with each retainer paid in quarterly installments. Telephonic board and committee meetings and additional non-planned committee meetings on the day of other meetings are paid at $750 each. Directors are also entitled to participate in the Company’s health care plan. Directors who are officers or employees of the Company or its affiliates have not been compensated separately for services as a director. Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.
In March 2017, each non-employee director was granted 2,000 shares of restricted stock. This restricted stock vests one-third on each of the first, second and third anniversaries of the grant date. In March 2018, each non-employee director was granted 2,000 shares of restricted stock. In addition, Mr. Brame and Mr. Hensley were granted an additional 350 shares of restricted stock and Mr. McCurdy was granted an additional 5,000 shares of restricted stock to replace SOSARs and stock options that expired in March 2018 but were underwater at the time of expiration. The restricted stock granted in March 2018 vests one-third on each of the first, second and third anniversaries of the grant date. These shares of restricted stock were granted in 2018 and therefore are not included in the table below. The following table shows the compensation of each of our non-employee directors during 2017.

	Non-Employee Director Compensation For the Year Ended December 31, 2017
	Fees Earned or Paid in Cash
Director	Regular Fees ($)(1)	Supplemental Fees ($)(2)		Equity Awards ($)(3)	All Other Compensation ($)		Total ($)
Wallace E. Olson	40,000	40,750	(5)	19,960	10,044	(4)	110,754
Chad A. McCurdy	40,000	88,000	(6)	19,960	15,887	(4)	163,847
William C. O’Neil	40,000	37,750	(7)	19,960	—		97,710
Richard M. Brame	40,000	56,750	(8)	19,960	10,957	(4)	127,667
Robert Z. Hensley	40,000	57,750	(9)	19,960	—		117,710
Robert A. McCabe, Jr.	40,000	41,500	(10)	19,960	—		101,460

(1)	“Regular fees” represent an annual directors’ fee of $40,000 paid to directors who are not officers, employees, or consultants of the Company.

(2)	“Supplemental fees” are paid to directors for attendance at board meetings and committee meetings, as well as committee chair retainers.

(3)
The compensation related to equity awards is based on equity grants valued under the assumptions contained in Note 6 to our Consolidated Financial Statements and is non-cash in nature. Such compensation is recognized over the vesting period of the equity awards. The compensation included in this table represents the aggregate grant date fair value of the 2,000 shares of restricted stock granted during 2017.

(4)	Includes insurance premiums paid by the Company for non-employee directors.

(5)	Mr. Olson received $6,250 for serving as chair of the compensation committee in the first and second quarters of 2017.

(6)	Mr. McCurdy received $45,000 for serving as chairman of the board.

(7)	Mr. O’Neil received $6,250 for serving as chair of the compensation committee in the third and fourth quarters of 2017.

(8)	Mr. Brame received $15,000 as chair of the risk management committee.

(9)	Mr. Hensley received $17,500 for serving as chair of the audit committee.

(10)	Mr. McCabe received $10,000 for serving as chair of the governance and nominating committee.

Ms. Morgan and Mr. Leedle were appointed to the board on March 2, 2018 and as a result, did not receive any compensation for 2017. Upon joining the board, each of Ms. Morgan and Mr. Leedle received an option to purchase 15,000 shares of the Company’s common stock effective March 13, 2018.

What is the board’s recommendation with respect to the election of the directors?
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

EXECUTIVE OFFICERS
Who are the Company’s executive officers?
The following table sets forth certain information concerning the executive officers of the Company as of April 25, 2018.

Name of Officer	Age	Officer Since	Position with the Company and Principal Occupation Last Five Years
Kelly J. Gill	63	April 5, 2010
Member of the Board of Directors of the Company since November 2011; President and Chief Executive Officer of the Company since November 2011; Chief Operating Officer of the Company from April 2010 to October 2011.

Leslie D. Campbell	50	January 1, 2013
Executive Vice President and Chief Operating Officer of the Company since January 2013; Senior Vice President of Operations of Golden Living from 2011 to 2012; Division President of Golden Living 2008 to 2011.

James R. McKnight, Jr.	43	August 20, 2012
Executive Vice President and Chief Financial Officer of the Company since August 2012. Vice President of Finance then Chief Financial Officer of NuScriptRX from 2009 to 2012. Mr. McKnight is a Certified Public Accountant.

EXECUTIVE COMPENSATION
The following section describes the compensation that the Company paid to its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer during 2017 (collectively, the “Named Executive Officers”) as well as the Company’s compensation plan for its Named Executive Officers in 2018.
Compensation Discussion and Analysis
Decisions on compensation of our executive officers are made by the compensation committee of our board of directors. The compensation committee consists of Mr. O'Neil, Mr. Brame, Mr. McCabe and Mr. McCurdy. The board of directors has determined that each member of the compensation committee is an independent director. It is the responsibility of the compensation committee to assure the board that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively serve our needs and the needs of our shareholders.
We believe that the executive compensation program should align the interests of shareholders and executives. Our primary objective is to provide high-quality patient care while maximizing shareholder value. The compensation committee seeks to forge a strong link between our strategic business goals and our compensation goals. We believe our executive compensation program is consistent with this overall philosophy for all management levels. We believe that the more employees are aligned with our strategic objectives, the greater our success on both a short-term and long-term basis. The compensation committee has discussed and concluded that we do not believe our policies and practices of compensating our employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company because such policies and practices do not relate to risk management practices and risk-taking incentives. The Company’s say-on-pay proposal was approved by over 91% of the votes cast at the 2016 annual meeting. The compensation committee and the board had a discussion of the results of such shareholder vote and given the significant level of shareholder support, the compensation committee did not materially revise the Company’s compensation policies and decisions relating to the Named Executive Officers as a result of such vote. The compensation committee will continue to consider the outcome of shareholder votes and other shareholder feedback in making future compensation decisions for the Named Executive Officers.
Compensation Consultant
In late 2014, the compensation committee engaged Compensation Strategies to advise the compensation committee on executive compensation and the governance and nominating committee engaged Compensation Strategies to advise the governance and nominating committee on director compensation.
    Compensation Strategies recommended a peer group for the Company to use for consideration of its current payment practices. This peer group consisted of 17 companies and included the following:

SunLink Health Systems, Inc.            Hanger, Inc.
The Ensign Group, Inc.                Skilled Healthcare Group, Inc.
BioScrip, Inc.                    National HealthCare Corp.
RadNet, Inc.                    Healthways, Inc.
LHC Group, Inc.                    Alliance HealthCare Services, Inc.
Cross Country Healthcare, Inc.            Almost Family, Inc.
Capital Senior Living Corp.            Addus HomeCare Corp.
U.S. Physical Therapy, Inc.            USMD Holdings, Inc.
AdCare Health Systems, Inc.

Based on this peer group, Compensation Strategies determined that each of the Named Executive Officers’ base salary was below market and that the long-term incentives were substantially below market. The compensation committee took this into consideration when setting the 2015 compensation. The Company did not engage Compensation Strategies in 2016 or 2017.
Compensation Strategy
Our executive compensation program has been designed to support the overall strategy and objective of creating shareholder value by:

•	Performance-based. Emphasizing pay for performance by having a significant portion of executive compensation “at risk.”

•	Retention. Providing compensation opportunities that attract and retain talented and committed executives on a long-term basis.

•	Balance. Appropriately balancing the Company’s short-term and long-term business, financial and strategic goals.
In connection with this overall strategy, we strive to give assurance of fair treatment and financial protection so that an executive will be able to identify and consider transactions that would be beneficial to the long-term interests of shareholders but which might have a negative impact on the executive, without undue concern for his personal circumstances. We also give consideration to safeguarding the business of the Company, including protecting the Company from competition and other adverse activities by the executive during and after employment.
The Company’s strategic goals are:

•	Profitability. To maximize financial returns to its shareholders, in the context of providing high-quality service.

•	Quality. To achieve leadership in the provision of relevant and high-quality health services.

•	Stability. To be a desirable employer and a responsible corporate citizen.
In order to accomplish our objectives, the compensation committee strives to design its executive compensation such that when the Company meets or exceeds its annual operating goals, the annual executive pay targets (i.e., base salary plus incentive) are competitive with the compensation of similar U.S. public healthcare companies having similar revenues.
Elements of Our Compensation Program for Named Executive Officers
As a result, we have generally established the following elements of compensation for our Named Executive Officers:
2017 Base Salary
We pay base salaries to our Named Executive Officers which are intended to be at or near the market median for base salaries of similar companies. These amounts are evaluated annually. The compensation committee considered the information provided by Compensation Strategies. We believe that such base salaries are necessary to attract and retain executive talent.
In evaluating appropriate pay levels and salary increases for our Named Executive Officers, the compensation committee considers achievement of our strategic goals, level of responsibility, individual performance, internal equity and external pay practices. The annual base salaries of our Named Executive Officers during 2017 were as follows:

Name	Position	2017 Base Salary
Kelly J. Gill	Chief Executive Officer	$515,100
Leslie D. Campbell	Chief Operating Officer	$339,966
James R. McKnight, Jr.	Chief Financial Officer	$330,525

2017 Annual Incentive Plan
On March 2, 2017, the compensation committee of the board of directors of the Company approved the 2017 Annual Incentive Plan for the Company’s executive officers. The 2017 Annual Incentive Plan provided the following Targets:

Position	Bonus Target
Chief Executive Officer	$515,100
Chief Operating Officer	$339,966
Chief Financial Officer	$330,525
The 2017 bonus consists of two targets, Revenue Goal and EBITDA Goal.
The Target Revenue Goal is a bonus equal to 20% of the Named Executive Officer’s base salary based on achieving target revenue run rate for 2017 of $640 million. In addition, the board will have the discretion to make adjustments for unusual or unbudgeted items. The Target EBITDA Goal is a bonus equal to 80% of the Named Executive Officer’s base salary based on the achievement of targeted EBITDA. The 2017 Annual Incentive Plan provides that 0% to 110% of each of the Target Revenue Goal and the Target EBITDA Goal can be earned based on a sliding scale of the achievement of the respective goals. In addition, the 2017 Annual Incentive Plan allows the compensation committee, in its sole discretion, to pay all or part of the bonus earned under the 2017 Annual Incentive Plan in shares of common stock of the Company. The number of shares that would be issued in the discretion of the compensation committee would be such number of shares with a fair market value on the date of award equal to the amount of the bonus being paid in common stock.
The compensation committee also approved the continuation of the incentive plan that provides a one-time bonus for each Named Executive Officer equal to his or her respective then current annual base salary upon the achievement of $20 million in EBITDA for a trailing four-quarter period. The Company achieved this goal for the trailing four-quarter period ended September 30, 2017 and as a result, the following bonuses were paid in November 2017:

Name	One-time bonus
Kelly J. Gill	$515,100
Leslie D. Campbell	$339,966
James R. McKnight, Jr.	$330,525

Evaluation of 2017 Performance:
The compensation committee reviewed the 2017 performance and noted that the Revenue Target was met at the 80% level and the EBITDA Target was met at the 80% level. Based on these observations, the compensation committee granted bonuses equal to 80% of the Revenue Target and 80% of the EBITDA Growth Target. As a result, the following table includes the breakdown of the bonus amounts paid to each Named Executive Officer for 2017. None of the 2017 bonuses were paid in shares of stock.

Category (target)	Achievement	Bonus Amount by Category
		Mr. Gill	Ms. Campbell	Mr. McKnight
Target Revenue (20% of salary)	80% of Goal achieved	$82,416	$54,395	$52,884
Target EBITDA (80% of salary)	80% of Goal achieved	$329,664	$217,578	$211,536
Total Bonus		$412,080	$271,973	$264,420
In 2016, Mr. Gill, Ms. Campbell and Mr. McKnight elected to use a percentage of their 2017 annual bonus to purchase shares of the Company’s common stock pursuant to the 2008 Stock Purchase Plan. The 2008 Stock Purchase Plan allows eligible employees to use a designated portion of their salary or bonus to purchase shares of stock at a 15% discount from the market price. The shares issued under the 2008 Stock Purchase Plan are either shares of restricted stock or restricted share units (“RSUs”), at the election of the compensation committee. Under the 2008 Stock Purchase Plan, the restricted stock shares or RSUs are purchased in March of the following year at the time the incentive bonus is paid and remain restricted for a two-year period at which time they become fully vested, provided the employee is with the Company on that date. The following Named Executive Officers purchased RSUs with a portion of their 2017 bonus. This purchase was made on March 13, 2018.

Name	Bonus Used to Purchase RSUs	Number of RSUs Purchased
Kelly J. Gill	$20,604	2,977
Leslie D. Campbell	$27,197	3,930
James R. McKnight, Jr.	$26,442	3,821
Long-Term Incentives
Our long-term incentive compensation program has historically consisted of nonqualified stock options and SOSARs, the intrinsic value of which is related to improvement in long-term shareholder value. In March 2011, the Company elected to issue restricted stock instead of SOSARs, which are disclosed in the summary compensation table. These grants generally vest one-third on each of the first, second and third anniversary of the grant date. This structure encourages the executive to remain with the Company. In addition, the grant of restricted stock increases the executive’s ownership in the Company and provides an incentive that focuses the executive’s attention on managing the Company from the perspective of an owner with an equity stake in the business. These grants also focus operating decisions on long-term results that benefit the Company and its long-term shareholders.
The grant of restricted stock or other equity award is recommended to the compensation committee by the chief executive officer excluding grants to himself. The compensation committee considers the recommendations along with a review of the group of individuals recommended. While we do not currently have written policies for the issuance of awards, we have never relied upon either the release of material information or the non-release of material information when issuing the grants. Generally, equity grants have been made at least three business days after the earnings release for the previous fiscal year.
Retirement and Post Employment Compensation
We have long sponsored a qualified defined contribution plan (the “401(k) Plan”), which is available to all employees, including our Named Executive Officers. Qualified plans such as the 401(k) Plan carry with them a limit on the amount of compensation that employees can defer. Each of our Named Executive Officers is considered highly compensated and their contributions to the 401(k) Plan are limited. The Company maintains a non-qualified Executive Incentive Retirement Plan (“EIRP”). The EIRP provides a Company-matching contribution for eligible employees’ retirement savings on a dollar-for-dollar basis. For 2017, the EIRP match was equal to 6% of their salary. The Company makes a cash payment to each participating employee on a quarterly basis. All of the Company’s Named Executive Officers participated in the EIRP in 2017 and the amounts of the Company contribution are included in the Summary Compensation Table under Other Annual Compensation. As this is paid to the executive in cash, the executive is free to invest or not invest the money as he or she sees fit.
Each of our Named Executive Officers has an employment agreement with the Company as described in more detail under “Is the Company a party to any key employment agreements or advisor agreements?” below. These agreements formalize the terms of the employment relationship, and assure the executive of fair treatment during employment and in the event of termination as well as requiring compliance with certain restrictions on competition. Employment agreements promote careful and complete documentation and understanding of employment terms, including strong protections for our business, and avoid frequent renegotiation of the terms of employment. Conversely, employment agreements can limit our ability to change certain employment and compensation terms. We provide severance protection to our senior executives in these employment agreements. This includes protection in the event of outright job termination not for Cause (“Cause” being limited to specified actions that are directly and significantly harmful to the Company) or in the event we change the executive’s compensation opportunities, working conditions or responsibilities in a way adverse to the executive such that it is deemed a Constructive Discharge as specified in such employment agreements. We believe that this protection is designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate and within the range of competitive practices. These employment agreements do not require any type of gross-up payment for tax obligations of the executive as a result of such severance payments.
We also provide severance payments and benefits if the executive should resign or be terminated without Cause within six months after a change in control. This protection permits an executive to evaluate a potential change in control without concern for his or her own situation or the need to seek employment elsewhere. Change-in-control transactions take time to unfold, and a stable management team can help to preserve our operations either to enhance the value delivered to a buyer in the transaction (and by extension the price such a buyer is willing to pay) or, if no transaction is consummated, to ensure that our business will continue without undue disruption and retain its value. Finally, we believe that the change-in-control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our shareholders, even one that would vest control of the Company in a third party. The compensation committee believes that the potential cost of executive change-in-control severance benefits are well within the range of reasonableness relative to general industry practice, and represents an appropriate cost relative to its benefits to the Company and its shareholders.
The employment agreements also subject our executive officers to significant contractual restrictions intended to prevent actions that potentially could harm our business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away our employees, not to interfere with our relationships with suppliers and customers, not to disparage us, not to reveal confidential information, and to cooperate with us in litigation. Business protection provisions are included in agreements and equity awards. In addition, we have adopted an Employee Standards and Code of Conduct that require all of our employees, including our executive officers, to adhere to high standards of conduct. Failure to comply with this Code of Conduct or our Corporate Compliance Program or applicable laws will subject the executive to disciplinary measures, which may include loss of compensation, stock, and benefits, and termination of employment for cause.
Role of Executive Officers in Determining Compensation
The compensation committee makes all final determinations with respect to executive officers’ compensation, based on information provided by management and an appraisal of the Company’s financial status. The Company’s chief executive officer makes recommendations to the compensation committee relating to the compensation of executive officers who directly report to him, but the compensation committee has full autonomy in determining executive compensation.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for executive compensation in excess of $1.0 million. The compensation committee will periodically review and consider whether particular compensation and incentive payments to the Company's executives will be deductible for federal income tax purposes. However, the compensation committee retains the ability to evaluate the performance of the Company's executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law. For 2017 and earlier, Section 162(m) imposes a $1.0 million limit on the amount that a publicly traded company may deduct for compensation paid to its chief executive officer and its next three most highly compensated executives, excluding the chief financial officer. This limitation does not apply to pay that qualifies as “performance-based compensation.” In order to qualify as performance-based, compensation must, among other things, be based solely on the attainment of pre-established, objective goals under a shareholder approved plan with no discretion permitted in determining award payouts. However, the Tax Cuts and Jobs Act, which was enacted December 22, 2017, amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017. The $1 million compensation limit was also expanded to include a public traded company’s chief financial officer and apply to certain individuals who were covered employees in years other than the then current taxable year.
2018 Compensation
The Company did not engage any compensation consultants in connection with setting executive compensation in 2018.
2018 Base Salary
The base salaries of our Named Executive Officers for 2018 are as follows:

Name	Position	2018 Base Salary
Kelly J. Gill	Chief Executive Officer	$520,251
Leslie D. Campbell	Chief Operating Officer	$343,366
James R. McKnight, Jr.	Chief Financial Officer	$333,830
2018 Annual Incentive Plan
On April 26, 2018, the compensation committee of the board of directors of the Company approved the 2018 Annual Incentive Plan for the Company’s executive officers. The 2018 Annual Incentive Plan provides the following Targets:

Position	Bonus Target
Chief Executive Officer	$520,251
Chief Operating Officer	$343,366
Chief Financial Officer	$333,830
The 2018 bonus consists of three targets, Revenue goal, EBITDAR goal and Other.

The Target Revenue Goal is a bonus equal to 20% of the Named Executive Officer’s base salary based on achieving target revenue for 2018 of $585 million. In addition, the board will have the discretion to make adjustments for unusual or unbudgeted items. The Target EBITDAR Goal is a bonus equal to 40% of the Named Executive Officer’s base salary based on achieving targeted EBITDAR of $78 million. The Other Goal is a bonus equal to 40% of the Named Executive Officer’s base salary based upon management accomplishing certain specified portfolio risk assessment and management items, with a portion of the Goal earned for different specified goals. The 2018 Annual Incentive Plan provides that 0% to 110% of each of the Target Revenue Goal and the Target EBITDAR Goal can be earned based on a sliding scale of the achievement of the respective goals. In addition, the 2018 Annual Incentive Plan allows the compensation committee, in its sole discretion, to pay all or part of the bonus earned under the 2018 Annual Incentive Plan in shares of common stock of the Company. The number of shares that would be issued in the discretion of the compensation committee would be such number of shares with a fair market value on the date of award equal to the amount of the bonus being paid in common stock.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management of the Company and, based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:	William C. O'Neil, Jr., Chair
Richard M. Brame
Chad A. McCurdy
Robert A. McCabe, Jr.
This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.
How much compensation did the Company pay the Named Executive Officers during 2017, 2016 and 2015?
The following table sets forth the compensation paid to the Named Executive Officers for their services in all capacities to the Company for the 2017, 2016 and 2015 fiscal years:
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(2)	Non-Equity Incentive Plan Compensation($)(3)	All Other Compensation($)		Total ($)
Kelly J. Gill President and Chief Executive Officer (4)	2017 2016 2015	515,100 505,000 500,000	— 404,000 200,000	249,500 221,750 312,500	— — —	927,180 202,000 110,000	46,456 57,634 45,738	(4) (4) (4)	1,738,236 1,390,384 1,168,238
Leslie D. Campbell Executive Vice President And Chief Operating Officer (5)	2017 2016 2015	339,966 333,300 330,000	— 266,640 132,000	124,750 110,875 156,250	— — —	611,939 133,320 72,600	32,314 38,848 30,509	(5) (5) (5)	1,108,969 882,983 721,359
James R. McKnight, Jr. Executive Vice President and Chief Financial Officer (6)	2017 2016 2015	330,525 305,525 302,500	— 244,420 121,000	124,750 110,875 156,250	— — —	594,945 122,210 66,550	32,438 32,660 32,579	(6) (6) (6)	1,082,658 815,690 678,879

(1)
Includes annual discretionary bonus amounts which were expensed during the year indicated but paid in March of the following year. Certain Named Executive Officers elected to receive a portion of their earned bonus in RSUs as discussed in Compensation Discussion and Analysis above.

(2)
The compensation included in this column represents the aggregate grant date fair value of the equity awards granted during the year indicated. For additional information on the valuation assumptions with respect to the expense, refer to Notes 6, 8, and 8 of the Company’s consolidated financial statements in Form 10-K for the years ended December 31, 2017, 2016 and 2015, respectively, as filed with the SEC. The amounts do not necessarily reflect the actual value received by the executive, which may be more or less than the amount shown or zero.

(3)
Includes annual non-discretionary bonus amounts which were expensed during the year indicated, but paid in March of the following year. The 2017 number also includes the one-time long-term bonus earned for the trailing four quarter period ended September 30, 2017 and paid in November 2017.

(4)	All other compensation for Mr. Gill includes Company contributions to EIRP, matching contributions under the Company’s 401(k) Plan, car allowance and holiday bonus payments.

(5)	All other compensation for Ms. Campbell includes Company contributions to EIRP, matching contributions under the Company’s 401(k) Plan, car allowance, vacation pool payout and holiday bonus payments.

(6)	All other compensation for Mr. McKnight includes Company contributions to EIRP, matching contributions under the Company’s 401(k) Plan, car allowance, vacation pool payout and holiday bonus payments.
What plan-based awards did the Company grant to the Named Executive Officers in 2017 and under what terms?
The following table describes
incentive awards granted to our Named Executive Officers in 2017:
Grants of Plan-Based Awards

								All Other Stock Awards: Number of Shares of Stock (#)(2)(3)	All Other Option Awards: Number of Securities Underlying Option Grants (#) (3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Kelly J. Gill	N/A	—	515,100	606,000	—	—	—	—	—	—	—
Kelly J. Gill	3/13/2017	—	—	—	—	—	—	25,000	—	—	249,500
Leslie D. Campbell	N/A	—	339,966	399,960	—	—	—	—	—	—	—
Leslie D. Campbell	3/13/2017	—	—	—	—	—	—	12,500	—	—	124,750
James R. McKnight, Jr.	N/A	—	330,525	366,630	—	—	—	—	—	—	—
James R. McKnight, Jr.	3/13/2017	—	—	—	—	—	—	12,500	—	—	124,750

(1)
Amounts represent target bonus for 2017 based upon the salaries of the executive officers as of December 31, 2017. The target amount is based on the Company achieving 100% of budget. The amount actually paid under this non-equity incentive plan is included in the Bonus column or the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	These shares of restricted stock were granted in 2017 and the expense is recognized for financial statement purposes over the three year vesting period beginning in 2017.

(3)	These awards are also included in the Summary Compensation Table and the Outstanding Equity Awards at Year End Table.
On March 13, 2017, Mr. Gill was granted 25,000 shares of restricted stock, Ms. Campbell was granted 12,500 shares of restricted stock and Mr. McKnight was granted 12,500 shares of restricted stock. This grant vests one-third on each of the first, second and third anniversary of the date of grant. This grant was based on the performance of the Named Executive Officer in 2016; however, this grant of equity awards is required to be included in the table for the year(s) granted and are therefore included in these compensation tables or equity award tables. On March 13, 2018, Mr. Gill was granted 25,000 shares of restricted stock, Ms. Campbell was granted 12,500 shares of restricted stock and Mr. McKnight was granted 12,500 shares of restricted stock. These shares vest one-third on each of the first, second and third anniversary of the date of grant, provided the executive remains with the Company on such date. These grants were based on the performance of the Named Executive Officer in 2017. These grants were awarded in 2018 and are required to be included in the table for the year(s) granted and are therefore not included in these compensation tables or equity award tables.

How many equity awards are currently held by the Named Executive Officers?
Outstanding Equity Awards at Year End December 31, 2017

	SOSAR and Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested (#)
Kelly J. Gill	—	—	—	—	—	51,879	(2)	519,307	—	—
Kelly J. Gill	—	—	—	—	—	6,452	(3)	64,587	—	—
Kelly J. Gill	—	—	—	—	—	10,951	(3)	109,620	—	—
Kelly J. Gill	35,000	—	—	6.21	4/5/2020	—		—	—	—
Kelly J. Gill	15,000	—	—	5.45	6/18/2020	—		—	—	—
Kelly J. Gill	50,000	—	—	5.60	11/10/2021	—		—	—	—
Leslie D. Campbell	—	—	—	—	—	25,939	(2)	259,653	—	—
Leslie D. Campbell	—	—	—	—	—	4,258	(3)	42,627	—	—
Leslie D. Campbell	—	—	—	—	—	7,228	(3)	72,349	—	—
James R. McKnight, Jr.	—	—	—	—	—	25,939	(2)	259,653	—	—
James R. McKnight, Jr.	—	—	—	—	—	3,904	(3)	39,076	—	—
James R. McKnight, Jr.	—	—	—	—	—	4,417	(3)	44,213	—	—

(1)	Each option and SOSAR grant vests one-third on each of the first, second and third anniversary of the date of grant.

(2)
Represents shares of restricted stock granted by the Company as well as dividend equivalent rights accrued on such shares. Each grant of restricted stock vests one-third on each of the first, second and third anniversary of the date of grant.

(3)
Represents RSUs purchased by executive in lieu of bonus. 6,452 of Mr. Gill’s RSU’s vest in March 2018 and 10,951 vest in March 2019. 4,258 of Ms. Campbell’s RSU’s vest in March 2018 and 7,228 vest in March 2019. 3,904 of Mr. McKnight’s RSU’s vest in March 2018 and 4,417 vest in March 2019.

Option Exercises and Stock Vested during 2017

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)		Value realized on vesting ($)(2)
Kelly J. Gill	—	—	26,191		275,802
Kelly J. Gill	—	—	15,738	(3)	8,219	(3)
Leslie D. Campbell	—	—	13,096		137,901
Leslie D. Campbell	—	—	8,993	(4)	4,697	(4)
James R. McKnight, Jr.	—	—	13,096		137,901
James R. McKnight, Jr.	—	—	6,870	(5)	3,588	(5)

(1)	Represents vesting of restricted stock and restricted stock units.

(2)	Based on the closing price of our common stock as of the date of vesting less any amount paid by the executive to acquire the restricted stock units.

(3)	Mr. Gill received 11,434 shares of common stock and 4,304 shares were withheld to cover his tax withholding.

(4)	Ms. Campbell received 6,533 shares of common stock and 2,460 shares were withheld to cover her tax withholding.

(5)	Mr. McKnight received 4,991 shares of common stock and 1,879 shares were withheld to cover his tax withholding.
Is the Company a party to any key employment agreements or advisor agreements?
Yes. The Company entered into an amended and restated employment agreement effective April 1, 2012 with Mr. Gill. Mr. Gill’s agreement was amended in March 2013. The employment agreement had an initial term of one year. Thereafter, the employment agreement renews automatically for one-year periods unless 30 days’ notice is given by either the Company or the employee. The employment agreement may be terminated by the Company without cause at any time and by the employee as a result of “constructive discharge” (e.g., a reduction in compensation or a material change in responsibilities) or a “change in control” (e.g., certain tender offers, mergers, sales of substantially all of the assets or sales of a majority of the voting securities). In the event of a termination by the Company without cause, or at the election of the employee upon a constructive discharge or upon the Company giving notice of its intent not to renew his employment agreement, Mr. Gill is entitled to receive a lump sum severance payment in an amount equal to 12 months of his monthly base salary. In the event there is a change in control of the Company, and Mr. Gill resigns or is terminated due to either a Without Cause Termination or a Constructive Discharge, he is entitled to a lump sum payment equal to 200% of the sum of his Base Salary as in effect at the time of such termination or resignation and the average of the past three years, incentive compensation award paid. Following a termination without cause or a constructive discharge, Mr. Gill’s benefits and perquisites as in effect at the date of termination of employment will be continued for eighteen (18) months, or if the termination is as a result of a change in control, the benefits and perquisites will be continued for twenty-four (24) months. Furthermore, upon such termination, he may elect to require the Company to repurchase options granted under the Company’s stock option plans for a purchase price equal to the difference between the fair market value of the common stock at the date of termination and the stated option exercise price, provided that such fair market value is above the stated option price. In the event the employment agreement is terminated earlier by the Company for cause (as defined therein), or by Mr. Gill other than upon a constructive discharge or a change in control, he will not be entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary through such date. Upon termination of employment, other than in the case of termination by the Company without cause or at the election of the employee upon a constructive discharge or upon a change in control, Mr. Gill is prohibited from competing with the Company for 12 months.
Effective August 13, 2012, the Company entered into an employment agreement with Mr. McKnight to serve as Chief Financial Officer. The employment agreement with Mr. McKnight had an initial term until March 31, 2013 and renews automatically for one-year periods unless 30 days’ notice is given by either the Company or Mr. McKnight. The agreement with Mr. McKnight provides for a base salary of $225,000 per year, subject to change by the compensation committee. Effective January 1, 2013, the Company entered into an employment agreement with Ms. Campbell to serve as Chief Operating Officer. The employment agreement with Ms. Campbell had an initial term until June 30, 2013 and renews automatically for one-year periods unless 30 days’ notice is given by either party. The agreement with Ms. Campbell provides for a base salary of $275,000 per year, subject to change by the compensation committee. Both Mr. McKnight’s and Ms. Campbell’s agreements are similar to Mr. Gill’s employment agreement summarized above, except that upon a termination by the Company without cause, at the election of the employee upon a constructive discharge, upon a change in control or upon the Company giving notice of its intent not to renew the employment agreement, Mr. McKnight and Ms. Campbell are entitled to receive a lump sum severance payment in an amount equal to 12 months of their monthly base salary as in effect at the time of such termination or resignation and the benefits and perquisites as in effect at the date of termination of employment will be continued for 12 months.
Potential Payments upon Termination or Change-in-Control
The following tables estimate the payments and benefits that would be received by each of the Named Executive Officers in the event of a termination as of December 31, 2017, under each potential reason for termination.
Kelly J. Gill

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause or Constructive Discharge		Change in Control Resulting in Termination or Resignation		Change in Control Not Resulting in Termination		Death		Disability
Severance – Salary	—		—		$515,100	(1)	$1,030,200	(2)	—		—		—
Severance – Bonus	—		—		412,080	(3)	1,228,787	(3)(4)	—		$412,080	(3)	$412,080	(3)
Vesting of unvested equity awards	$174,206	(5)	$174,206	(5)	693,513	(6)	693,513	(6)	$693,513	(6)	693,513	(6)	693,513	(6)
Repurchase of out-standing vested options	—		—		421,900	(7)	421,900	(7)	—		—		—
Benefits/Perquisites	—		—		72,699	(8)	96,932	(9)	—		515,100	(1)	—
TOTAL	$174,206		$174,206		$2,115,292		$3,471,332		$693,513		$1,620,693		$1,105,593

(1)	Based on Mr. Gill's 2017 salary.

(2)	Includes 2 times Mr. Gill's 2017 salary.

(3)	Based on the annual incentive earned by Mr. Gill during 2017 which was not paid as of December 31, 2017.

(4)	Includes 2 times the average of the past three years’ incentive compensation paid.

(5)	Includes the amount of bonus used to purchase unvested restricted share units.

(6)
Includes 51,879 unvested restricted stock with dividend equivalent rights and 17,403 unvested restricted share units valued at $10.01 per share/unit, the closing price of the Company’s stock on the last trading date of the year.

(7)
Based on the Company’s obligation to purchase equity awards of 100,000 shares of common stock held by Mr. Gill times $10.01, the closing price of the Company’s stock on the last trading date of the year, less the exercise price of the options.

(8)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 18 months following termination.

(9)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 24 months following termination.

Leslie D. Campbell

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause or Constructive Discharge		Change in Control Resulting in Termination or Resignation		Change in Control Not Resulting in Termination		Death		Disability
Severance – Salary	—		—		$339,966	(1)	$339,966	(1)	—		—		—
Severance – Bonus	—		—		271,973	(2)	271,973	(2)	—		$271,973	(2)	$271,973	(2)
Vesting of unvested equity awards	$114,976	(3)	$114,976	(3)	374,630	(4)	374,630	(4)	374,630	(4)	374,630	(4)	374,630	(4)
Repurchase of out-standing vested options	—		—		—		—		—		—		—
Benefits/Perquisites	—		—		39,303	(5)	39,303	(5)	—		339,966	(1)	—
TOTAL	$114,976		$114,976		$1,025,872		$1,025,872		$374,630		$986,569		$646,603

(1)	Based on Mrs. Campbell's 2017 salary.

(2)	Based on the annual incentive earned by Ms. Campbell during 2017 which was not paid as of December 31, 2017.

(3)	Includes the amount of bonus used to purchase unvested restricted share units.

(4)
Includes 25,939 unvested restricted stock with dividend equivalent rights and 11,486 unvested restricted share units valued at $10.01 per share/unit, the closing price of the Company’s stock on the last trading date of the year.

(5)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 12 months following termination.
James R. McKnight, Jr.

Estimated Payments	Voluntary Termination		Termination for Cause		Termination without Cause or Constructive Discharge		Change in Control Resulting in Termination or Resignation		Change in Control Not Resulting in Termination		Death		Disability
Severance – Salary	—		—		$330,525	(1)	$330,525	(1)	—		—		—
Severance – Bonus	—		—		264,420	(2)	264,420	(2)	—		$264,420	(2)	$264,420	(2)
Vesting of unvested equity awards	$83,289	(3)	$83,289	(3)	342,942	(4)	342,942	(4)	$342,942	(3)	$342,942	(4)	$342,942	(4)
Repurchase of out-standing vested options	—		—		—		—		—		—		—
Benefits/Perquisites	—		—		39,427	(5)	39,427	(5)	—		330,525	(1)	—
TOTAL	$83,289		$83,289		$977,314		$977,314		$342,942		$937,887		$607,362

(1)	Based on Mr. McKnight's 2017 salary.

(2)	Based on the annual incentive earned by Mr. McKnight during 2017, which was not paid as of December 31, 2017.

(3)	Includes the amount of bonus used to purchase unvested restricted share units.

(4)
Includes 25,939 unvested restricted stock with dividend equivalent rights and 8,320 unvested restricted share units valued at $10.01 per share/unit, the closing price of the Company’s stock on the last trading date of the year.

(5)	Based on estimated cost of continued health insurance, disability insurance, 401(k) Company match and EIRP amounts for 12 months following termination.
Does the Company have a code of ethics for executive officers?
The Company has a code of ethics for our executive officers. A copy of the code of ethics can be found on the Company’s website at www.DVCR.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Company’s compensation committee currently consists of directors O'Neil, McCurdy, McCabe and Brame. No interlocking relationship exists between the members of the Company’s board of directors or compensation committee and the board of directors or compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company was not involved in any related party transactions in 2017 and does not currently propose to engage in any such transactions.
Does the Company have a policy in place with respect to contracts between the Company and persons affiliated with the Company?
The Company has a policy that any transactions between the Company and its officers, directors and affiliates will be on terms as favorable to the Company as can be obtained from unaffiliated third parties. Such transactions with such persons will be subject to approval by the audit committee of the board.

AUDIT COMMITTEE REPORT
The audit committee provides assistance to the board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the audit committee reviews and discusses with management and with the Company’s independent registered public accounting firm (or “independent auditors”) the results of the year-end audit of the Company, including the audit report and audited financial statements. The board of directors, in its business judgment, has determined that all members of the audit committee are independent directors, qualified to serve on the audit committee pursuant to Rules 5605(a)(2) and 5605(c)(2)(A) of the NASDAQ’s listing standards. As set forth in the audit committee charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States of America.
In connection with its review of the Company’s audited financial statements for the fiscal year ended December 31, 2017, the audit committee reviewed and discussed the audited financial statements with management and the independent auditors, and discussed with the Company’s independent auditors the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. In addition, the audit committee received the written disclosures and the letter from BDO USA, LLP (“BDO”) required by the Public Company Accounting Oversight Board regarding BDO’s communications with the audit committee concerning independence and has discussed with BDO their independence from the Company. The audit committee has determined that the provision of non-audit services rendered by BDO to the Company is compatible with maintaining the independence of BDO from the Company, but the audit committee will periodically review the non-audit services rendered by BDO, which are all pre-approved by the committee.
The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles in the United States of America or that the Company’s auditors are in fact “independent.”

Based on the review and discussions referred to above and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Audit Committee:	Robert Z. Hensley, Chair
Richard M. Brame
Robert A. McCabe, Jr.
Chad A. McCurdy
William C. O’Neil, Jr.

PROPOSAL 2
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables the Company’s shareholders to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its shareholders to indicate their support for its Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation paid to the Company’s Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company is asking its shareholders to vote “FOR” the following resolution at the Meeting:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2018 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
We believe that our executive compensation is designed to reward our officers for the Company’s performance as a whole and for the officer’s individual effort in achieving the Company’s goals. Our compensation program includes the elements of (a) a base salary that is reflective of job responsibilities, expertise, and comparability to the same positions with U.S. public healthcare companies having similar revenues, (b) an annual bonus to reward individual effort in achieving the Company’s goals, and (c) share-based compensation to align the financial interests of our senior officers with those of our shareholders. Annual incentive (bonus) awards are designed to focus management attention on key operational goals for the current fiscal year and are significantly tied to the Company’s achievement of operational goals. We believe that these goals are aligned with the interests of our shareholders.
The “say-on-pay” vote is advisory, and therefore is not binding on the Company, the compensation committee or the board of directors. However, the board of directors and the compensation committee value the opinions of our shareholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, will consider the shareholders’ concerns and the board of directors and compensation committee will evaluate whether any actions are necessary to address those concerns. The Company has elected to hold the “say-on-pay” vote every year.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPANY’S COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3
RATIFICATION OF THE SELECTION OF BDO USA, LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018
The board of directors has ratified the audit committee’s selection of BDO USA, LLP to serve as our independent registered public accounting firm for 2018, subject to ratification by our shareholders. BDO has served as the Company’s independent auditors since 2002.
We are asking our shareholders to ratify the selection of BDO USA, LLP as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of BDO USA, LLP to our shareholders for ratification because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the audit committee, although the audit committee would not be required to select a different independent registered public accounting firm for the Company. Even if the selection is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.
FEES TO BDO USA, LLP
What fees were paid to the Company’s independent auditors during fiscal 2017?
For the fiscal years ended December 31, 2017 and 2016, the total fees paid to our independent auditors, BDO, were as follows:

	2017	2016
Audit Fees(1)	$446,000	$426,000
Audit-Related Fees(2)	13,500	13,000
Tax Fees(3)	98,000	152,000
Total Fees for Services Provided	$557,500	$591,000

(1)
Audit Fees include fees billed for professional services rendered in connection with the audit of the Company’s financial statements and fees charged for the review of the Company’s quarterly financial statements.

(2)	Audit-Related Fees consist of audits of the Company’s savings plan and trust.

(3)	Tax Fees include those charged for tax advice, planning and compliance.
In accordance with the charter of our audit committee and consistent with the policies of the Securities and Exchange Commission, all auditing services and all non-audit services to be provided by any independent auditor of the Company shall be pre-approved by the audit committee. All of the services above were pre-approved by our audit committee. In assessing requests for services by the independent auditor, the audit committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.
The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence.
Representatives of BDO USA, LLP, will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Such executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. The SEC requires public companies to disclose in their proxy statements whether persons required to make such filings missed or made late filings. Based on a review of forms filed by its reporting persons, the Company believes that each of its reporting persons has timely filed all of their reports during the last fiscal year as required by Section 16(a) of the Securities Exchange Act of 1934.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This practice, which is commonly referred to as “householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Diversicare and some brokers household proxy materials unless contrary instructions have been received from the affected shareholders. Diversicare will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Diversicare Healthcare Services, Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027, Attention: Investor Relations. You may also contact the above if you (and other shareholders sharing the same address) are receiving multiple copies of proxy materials and wish to receive only one.
MISCELLANEOUS
It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.